Exhibit 99.2

GAP INC. BOARD OF DIRECTORS AUTHORIZES AN ADDITIONAL $750 MILLION

IN SHARE REPURCHASES

SAN FRANCISCO – August 3, 2006 – The board of directors of Gap Inc. (NYSE: GPS) has authorized an additional $750 million for its ongoing share repurchase program.

“This announcement reflects the company’s continued commitment to return excess cash to shareholders through a combination of dividends and share repurchases,” said Paul Pressler, Gap Inc. chief executive officer.

As of August 3, 2006, the company had successfully repurchased about 174 million shares for $3.5 billion since October 2004. With today’s announcement, share repurchase authorizations total $4.25 billion over that period.

Under the new $750 million share repurchase authorization, shares may be repurchased over the next 12 months. The company may repurchase shares of its common stock on the open market at times and prices considered appropriate by management. Repurchasing may take place through brokers and dealers or in privately negotiated transactions, and may be made under a Rule 10b5-1 plan.

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